CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the inclusion of our report dated January 25, 2000 on the Financial Statements of AEI Income & Growth Fund 23 LLC as of December 31, 1999 and 1998 and for the year ended December 31, 1999 and for the period from inception (October 14, 1998) to December 31, 1998, and our report dated April 4, 2000 on the balance sheet of AEI Fund Management XXI, Inc. as of December 31, 1999 and 1998 in the Form SB-2 Registration Statement of AEI Income & Growth Fund 23 Limited Liability Company Supplement No. 4 dated on May 19, 2000 and to the reference to our Firm under the caption "Experts" in the Prospectus included therein.


                           /s/ BOULAY, HEUTMAKER, ZIBELL & CO. P.L.L.P.
                               Boulay, Heutmaker, Zibell & Co. P.L.L.P.


Minneapolis, Minnesota
May 19, 2000